Exhibit T3F.1

CROSS-REFERENCE TABLE

Reconciliation and tie showing the location in the Exchange Notes Indenture of the provisions inserted pursuant to Sections 310 to 318(a), inclusive, of the Trust Indenture Act of 1939, as amended. This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

Trust Indenture Act of 1939 Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.10
311(a)	7.08; 7.12
(b)	7.12
312(a)	2.05
(b)	13.02
(c)	13.02
313(a)	7.13
(b)	7.13
(c)	7.13
(d)	7.13
314(a)	4.02; 4.03; 13.01; 13.03
(b)	12.07
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N/A
(d)	12.07
(e)	13.03
(f)	N/A
315(a)	7.01; 7.02
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(1)	6.04; 6.05
(a)(2)	N/A
(a) (last sentence)	2.09
(b)	6.07
(c)	9.03
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.08
318(b)	N/A
318(c)	13.08